Exhibit 99.1

News Release	2011-27

Hecla Responds to MSHA’s Accident Report
For Immediate Release
December 2, 2011

COEUR D'ALENE, Idaho, Dec 2, 2011 -- Hecla Mining Company (“Hecla”) (NYSE:HL) received the Report of Investigation (“Report”) from the United States Department of Labor Mine Safety and Health Administration ("MSHA") relating to the April 15, 2011 fatal accident at the Lucky Friday mine in Mullan, Idaho.

Prior to the fall of ground in April, Hecla’s safety record at the Lucky Friday mine was excellent. Hecla employees, past and present, worked for more than 25 years, and 8.5 million man-hours without a fatality. During that same time period, the Company continued to make strides in accident reduction.

“Our Company works hard each day to have our miners return home safely to their families at the end of their shift. This has been a gut-wrenching time for our Company and for our communities,” said Phil Baker, President and Chief Executive Officer. “In my opinion and upon examination, the Report does not substantiate MSHA’s previously issued citations.”

Hecla has already worked with MSHA to address issues outlined in the Report which resulted in the re-opening of the mine and continued operations. However, Hecla is contesting the citations referenced in the Report. For example, contrary to MSHA’s claims, the work was being conducted in accordance with Hecla’s ground control plan. Hecla understands MSHA is planning on posting the Report on its website in the near future.

 “While we are back at work, the memories of our fallen miners remain with us, and as such, this can never be business as usual,” Baker said.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements
Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada

Contact Mélanie Hennessey, vice president – investor relations, 604/694-7729
Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com